Exhibit 10.1

SUPPLEMENTAL AGREEMENT

With the respect to the June 13, 2012 Securities Purchase Agreement (the “Agreement”) between Good Times Restaurants Inc. (the “Company”) and Small Island Investments Limited (the “Investor”), the Company and the Investor hereby agree as follows:

1.     The Closing (as defined in the Agreement) shall take place on this date as to 355,451 Shares (as defined in the Agreement) and as to the payment to the Company of $1,500,000 (the “First Closing”), with all conditions thereto in the Agreement deemed satisfied.

2.     The Closing as to the remaining 118,483 Shares and as to the payment of an additional $500,000 to the Company shall take place on or before 5:00 pm Mountain Standard Time on October 12, 2012 (the “Second Closing”) and at the Second Closing the Investor shall be obligated to make such payment and the Company shall be obligated to issue such Shares, with all conditions thereto in the Agreement deemed satisfied.

3.     If for any reason the Second Closing shall not occur, the First Closing shall remain in full force and effect irrespective of any provisions to the contrary set forth in the Agreement or in this Supplemental Agreement.

4.     Except as set forth in this Supplemental Agreement, (a) the Agreement shall remain in full force and effect, and (b) neither the Company nor the Investor shall be deemed to have waived any rights or claims.

IN WITNESS WHEREOF, the parties hereby have caused this Supplemental Agreement to be duly executed by their respective authorized signatories.

Dated: September 28, 2012.

COMPANY:

GOOD TIMES RESTAURANTS INC.

By: /s/ Boyd E. Hoback
Name:	Boyd E. Hoback
Title:	President & CEO

INVESTOR:

SMALL ISLAND INVESTMENTS LIMITED

By: /s/ David L. Dobbin
Name:	David L. Dobbin
Title:	Chairman